As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

STANDARD MANAGEMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Indiana	35-1773567
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10689 North Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ronald D. Hunter.
Chairman of the Board and Chief Executive Officer
Standard Management Corporation
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen M. Coons, Esq.
Standard Management Corporation
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, no par value	521,428 Shares	$3.545	$1,848,462	$234.20

(1)	Represents shares of common stock that may be acquired by certain selling shareholders named herein upon conversion of Standard Management Corporation’s 7% Convertible Notes due 2009 (“Notes”). The number of shares of common stock issuable upon conversion of the Notes is determined by using a conversion price equal to the greater of (i) $7.00 or (ii) 130% of the closing price on the initial issue date. The conversion price per share would have been $7.00 if the date of conversion was the date of the filing of this registration statement. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the Notes. No other shares of common stock are being registered pursuant to this offering.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported sales prices of the common stock on the Nasdaq National Market on June 28, 2004.

1

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 30, 2004

PROSPECTUS

521,428 Shares

STANDARD MANAGEMENT CORPORATION

Common Stock

     This is a resale of outstanding shares of our common stock by certain of our shareholders. The shares covered by this prospectus (1) are to be issued by us when some of the selling shareholders convert the 7% Convertible Notes due 2009 they purchased in a private offering and (2) were issued to some of the selling shareholders when we acquired the assets of RoyalMed, LLC.

     Our common stock is traded on the Nasdaq National Market under the symbol “SMAN.” On June 28, 2004, the last reported sale price for our common stock, as reported on Nasdaq, was $3.60 per share.

     The selling shareholders will sell their shares as described in the “Plan of Distribution” section, which begins on page 17. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2004

ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock being offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

     When acquiring any of the securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any selling shareholders or underwriters have authorized anyone to provide you with different information. The securities are not being offered in any state where the offer would be prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the respective document.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Standard Management,” “we,” “us,” “our,” or similar references mean Standard Management Corporation and our subsidiaries.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made in this prospectus, and other written or oral statements made by or on our behalf, may constitute “forward-looking statements” within the meaning of the federal securities laws. When used in this report, the words “believes,” “expects,” “estimates,” “intends,” “will” and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, intentions, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this prospectus or in reports we file with the SEC that are incorporated herein include:

•	Our ability to consummate the sale of Standard Life Insurance Company of Indiana (“Standard Life”).

•	Our ability to successfully operate a health services business with limited industry experience.

•	General economic conditions and other factors, including prevailing interest rate levels, and stock market performance, which may affect our ability to sell products, the market value of our investments and the lapse rate and profitability of our policies.

•	Our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives.

•	Customer response to new products, distribution channels and marketing initiatives.

•	Mortality, morbidity and other factors which may affect the profitability of our insurance products.

•	Changes in the federal income tax laws and regulation which may affect the relative tax advantages of some of our products.

•	Increasing competition in the sale of our products.

•	Regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products.

•	The availability and terms of future acquisitions and our ability to identify, acquire and successfully integrate acquisitions in the health services segment.

•	The risk factors or uncertainties listed from time to time in any document incorporated by reference herein.

     All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

     The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

     All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at www.sec.gov.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

1.	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003;

2.	our Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

3.	all Current Reports on Form 8-K filed since January 1, 2004; and

4.	the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including all amendments and reports updating that description.

     Any information incorporated by reference will be modified or superseded by any information contained in this prospectus or in any other document filed later with the SEC which modifies or supersedes such information. Any information that is modified or superseded will become a part of this prospectus as the information has been so modified or superseded.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, Standard Management Corporation, 10689 N. Pennsylvania Street, Indianapolis, Indiana 46280; telephone number (317) 574-6200.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

We are currently considering a transaction that would significantly alter the nature of our business.

     We have historically operated in the financial services segment as a holding company for insurance companies. If we consummate the currently contemplated sale of our principal insurance subsidiary, Standard Life, and exit the financial services segment, we would be operating solely in the health services segment, which we entered only two years ago. To date, our health services operations have generated little revenue and have sustained significant losses. In order to become profitable, our health services business will require additional capital expenditures. There can be no assurance that we would be able to obtain sufficient funds, from operating cash flow or otherwise, to successfully operate and expand the business. We have limited history operating in the health services segment and no assurance can be given that such operations will ever be profitable. See “Recent Developments” on page 11 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

The price of our common stock may demonstrate increased volatility upon the announcement of a proposed sale of Standard Life or upon the consummation of such a transaction and could decline below recent levels. In the event of a significant and sustained decline, we could be delisted from Nasdaq.

     Our common stock may exhibit increased volatility upon the announcement or consummation of a transaction involving the sale of Standard Life. Depending upon investor acceptance of the proposed transaction, the price of the stock could decline below recent levels. If such decline were severe and sustained, Nasdaq could initiate action to delist our shares, which could further negatively impact the price and/or marketability of the shares.

We are subject to a number of factors affecting its business, including intense competition in the industry and the ability to attract and retain agents, suppliers, clients and employees. If we are unable to respond appropriately to any of these factors, business and financial results could suffer.

     Our operating results are affected by many factors, including competition, lapse rates, interest rates, maintenance of insurance ratings, changes in the regulatory environment with respect to pharmacy service providers, relationships with suppliers of inventory held in its health services division, relationships with large institutional clients, general governmental regulation and general business conditions, many of which are outside our control.

     Our financial services division operates in a highly competitive environment and is in direct competition with a large number of insurance companies, many of which offer a greater number of products through a greater number of agents and have greater resources. In addition, we may be subject, from time to time, to new competition resulting from additional insurance carriers introducing products similar to those offered by us. Moreover, as a result of recent federal legislation, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied, and we can expect to encounter increased competition from these providers of financial services. This competitive environment could result in lower premiums, loss of sales and reduced profitability.

     We believe that the ability to compete is dependent upon, among other things, the ability to retain and attract independent general agents to market products and the ability to develop competitive products that also are profitable. Although management believes that good relationships with our independent general agents exist, competition for those agents among insurance companies is intense. Our independent general agents typically represent other insurance companies and may sell products that compete with its products. Sales of our annuity products and, therefore, our results of operations and financial condition may be adversely affected if we are unsuccessful in attracting and retaining independent agents and marketing organizations.

     Our health services segment operates in a highly competitive environment and is in direct and indirect competition with a number of other companies that operate in the pharmaceutical market space, including other retail, institutional and wholesale pharmacies, health insurers, health management organizations, pharmacy benefit managers and discount drug programs offered directly by pharmaceutical manufacturers. In addition, the provision of drugs and pharmacy benefits is a highly dynamic and evolving business which is tied closely to changes in the Medicare/Medicaid reimbursement environment, governmental entitlement program budget restrictions exercised at both the state and federal levels, cost controls imposed by third-party payors in an attempt to exercise control over spiraling health care costs, and increasing competition from pharmacies operating outside the United States which ship drugs to U.S. residents over the Internet and using other distribution channels. There are currently a number of active initiatives being pursued by local and national legislatures. On December 8, 2003, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003, a comprehensive voluntary prescription drug benefit administered under Medicare Part D effective January 1, 2006. The new act also provides certain cost-sharing government subsidies for individuals who might otherwise qualify for drug coverage under Medicaid or similar government-funded aid programs.

     Since a notable portion of our future institutional pharmacy business will be made available to Medicare-qualified patients who may qualify for this new benefit, it may have a substantial and lasting effect on the profitability of our business depending on how it and similar initiatives are administered by the government agencies charged with implementation. Since important elements of the new act relating to issues as formulary development, drug pricing and drug discount cards have yet to be finalized, it is impossible to predict the impact of the act on our profitability.

     Our success also depends upon the continued contributions of key officers and employees. Should one or more of these individuals leave or otherwise become unavailable for any reason, business and results of operations could be materially adversely affected.

Financial results could suffer if our A.M. Best ratings are downgraded.

     Insurers compete with other insurance companies, financial intermediaries and other institutions on the basis of a number of factors, including the ratings assigned by A.M. Best. A.M. Best assigns ratings labeled (“A++”) through (“F”) (“Superior,” “Excellent,” “Very Good,” “Fair,” “Marginal,” “Weak,” “Poor,” “Under Regulatory Supervision,” and “In Liquidation”). Standard Life and Dixie Life have a rating of (“B+”) (Very Good) and (“B”) (Fair), respectively, by A.M. Best. A.M. Best’s ratings represent their opinion based on a comprehensive quantitative and qualitative review of our financial strength, operating performance and market profile. A rating of (“B+”) is assigned by A.M. Best to companies that, in their opinion, have achieved very good overall performance when compared to the standards established by A.M. Best, and have a good ability to meet their obligations to policyholders over a long period of time. A rating of (“B”) is assigned by A.M. Best to companies that, in their opinion, have achieved good overall performance when compared to the standards established by A.M. Best. According to A.M. Best, these companies generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions. In evaluating a company’s financial and operating performance, A.M. Best reviews the company’s profitability, leverage and liquidity as well as the company’s book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves, and the experience and competence of its management. A.M. Best reviews its ratings of insurance companies from time to time. If the A.M. Best ratings were downgraded, sales of annuity products could be significantly impacted and the financial condition and results of operations could be materially adversely affected.

Changes in governmental regulation and legislation could have a substantial impact on our profitability.

     Our insurance subsidiaries are subject to substantial governmental regulation in each of the jurisdictions in which they conduct business. Changes in these regulations could have a significant impact on our profitability. The primary purpose of these regulations is to protect policyholders, not investors. These regulations are vested in governmental agencies having broad administrative power with respect to all aspects of our insurance business, including premium rates, policy forms and applications, marketing illustrations, dividend payments, capital adequacy and the amount and type of investments we may have.

     The National Association of Insurance Commissioners, or the NAIC, and state insurance regulators continually reexamine existing laws and regulations and their application to insurance companies. Changes in the NAIC or state regulations, including, for example, changes in the risk-based capital requirements, which are determined by the NAIC and state regulators, could affect the ability of our subsidiaries to pay dividends to us which could affect our ability to make payments upon our contractual obligations.

     In addition, the federal government has become increasingly involved with insurance regulation in recent years, including the passage of the Gramm-Leach-Bliley Act, and more comprehensive federal legislation in this area is still being considered by Congress. Federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, affect us specifically and the insurance business in general. New state or federal laws or regulations, as well as a more strict interpretation of existing laws or regulations, may adversely affect our current claims exposure, adversely affect the profitability of our current and future products, and materially affect our future operations by increasing the costs of regulatory compliance. We cannot predict the impact of future state or federal laws or regulations on our business.

     Our health subsidiary is also subject to substantial regulation at both the state and Federal levels. Our ability to continue operating as a retail, mail order and institutional pharmacy is contingent upon our ability to maintain appropriate licenses in all the states in which they currently conduct business. We are also required to comply with a comprehensive set of regulations under the Federal Health Insurance Portability and Accountability Act, or HIPAA, with respect to the privacy and security of patient health information and the method in which this information is electronically transmitted to payors and governmental agencies such as the agencies responsible for implementing the Medicare and Medicaid programs. Regulations implementing HIPAA are still being disseminated, revised and actively reviewed as of the time of this writing. It is possible that substantial changes in these regulations, or in the strictness of interpretation of these regulations, may adversely affect our relationships with our clients and materially affect our future operations by increasing the costs of regulatory compliance. As with the insurance laws, we cannot predict the impact of future state or Federal laws or regulations on its health services business.

     Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. The favorable tax treatment may give certain of our products a competitive advantage over other non-insurance products. On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the federal income tax rates applicable to certain dividends and capital gains realized by individuals. This legislation may lessen the competitive advantage of certain of our products relative to other investments that generate dividend or capital gain income. As a result, demand for certain of our products that offer income tax deferral may be negatively affected. Additionally, Congress has from time to time considered other legislation that would reduce or eliminate the relative benefits to policy owners of the deferral of taxation on the accretion of value within certain insurance products or might otherwise affect the taxation of insurance products and insurance companies. In particular, President Bush recently proposed legislation, currently under consideration by Congress, that would increase the amount that taxpayers may contribute each year to individual retirement accounts, which provide deferral benefits similar to those offered by our tax-deferral products. To the extent that the Code is revised in accordance with these proposals or otherwise in a manner that reduces the tax-deferred status of insurance products, or reduces the taxation of, or expands the market for, competing products, all life insurance companies, including us, could be adversely affected.

Interest rate fluctuations could negatively affect spread income.

     Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies. Both rising and declining interest rates can negatively affect spread income. Although we develop and maintain asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, changes in interest rates could adversely affect these spreads.

Our financial results are highly dependent on the financial condition of the companies in which we make investments and could suffer if the value of our investments decreases due to factors beyond our control.

     Our invested assets, approximately $1.69 billion, represented approximately 86% of our total assets at December 31, 2003. These investments are subject to customary risks of credit defaults and changes in market values. In addition, the value of our investment portfolio depends in part on the financial condition of the companies in which we have made investments. Factors beyond our control, including interest rate levels, financial market performance, and general economic conditions may have a significant negative impact on our investment income and the value of our investment assets, which would have a material adverse affect on our financial condition.

Our policy claims fluctuate from year to year, and future benefit payments may exceed our established reserves, which would cause our earnings to suffer.

Our earnings are significantly dependent upon the extent to which the actual claims received by our subsidiaries is consistent with the actuarial assumptions we use in establishing reserves for the payment of benefit claims. To the extent that the actual claims experience of our subsidiaries exceeds our established reserves, our operating income would be negatively affected, resulting in an adverse effect on our earnings.

     Volatility in benefit claims is common in the life insurance industry. While our reserves have been sufficient to cover policy claims in the past and we attempt to limit the risk by carefully underwriting new policies and sharing risks with reinsurance companies, we may still experience a period of higher than anticipated benefit claims that exceeds our established reserves. If this were to happen, it could result in increased operating losses.

Because a significant portion of our annuity contracts are surrenderable, any substantial increase in the level of surrenders could negatively affect financial results.

     As of December 31, 2003, approximately 79.4% or $1.2 billion of annuity contracts in force (measured by statutory reserves) were surrenderable. Approximately 9% of those contracts or approximately $99.9 million of annuity contracts in force (measured by statutory reserves) are surrenderable without charge. Changes in prevailing interest rates, ratings or other factors which result in or lead to significant levels of surrenders of existing annuity contracts could have a material adverse effect on our financial condition and results of operations. Surrenders result in a reduction of invested assets that earn investment income and a reduction of policyholder account balances that credit interest.

Our financial results could be materially adversely affected if our assumptions regarding the value of intangible assets proven to be incorrect.

     Included in our financial statements are certain assets that are primarily valued, for financial statement purposes, on the basis of management’s assumptions. These assets include items such as:

•	deferred policy acquisition costs;

•	present value of future profits;

•	intangibles;

•	goodwill; and

•	organization and deferred debt issuance costs.

     The assumptions are based upon, among others, interest rate spread and rates of mortality, surrender and lapse. If, for instance, future mortality rates were higher than expected, projected margins would be lower and deferred policy acquisition cost amortization would increase. The value of these assets reflected in our December 31, 2003 balance sheet totaled $166 million, or 8% of our assets. Although we have established procedures to periodically review the assumptions used to value these assets and determine the need to make adjustments, if our assumptions are incorrect and adjustments need to be made, our financial results could be materially adversely affected.

Our profitability and ability to conduct business through our health subsidiary could be negatively impacted by a change in our relationships with our largest institutional clients.

     A large portion of the present and future growth of our institutional pharmacy business is contingent upon our ability to acquire and retain long-term contracts at favorable terms with institutional care facilities. Currently we have thirteen contractual relationships with large institutional clients, and forty three relationships with smaller facilities. We are presently attempting to grow and diversify the number, type and terms of these contracts, but a number of factors – including the ability to favorably compete with respect to pricing, our relationships with drug and supplement manufacturers and suppliers, and the economic solvency and profitability of our institutional clients – can impact our profitability and opportunities for future growth. In addition, although we believe our current relationship with our institutional clients is strong, the loss of key institutional clients would materially affect the operation of our health services segment.

Because our health services business model is relatively new and unproven, its limited operating history in this segment is not indicative of future performance, and this part of its business is difficult to evaluate.

     Because we have only recently entered the Health Services segment, it does not have an operating history upon which an investor can evaluate our prospects. In attempting to implement our business model, we may need to significantly change our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

Continuing efforts to contain healthcare costs may reduce our future health services revenue.

     The sales and profitability of the health services segment are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce its future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, it may need to curtail operations, and could be subject to significant penalties.

     Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacy is required to be licensed in the states in which it is located or does business. While we continuously monitor the effects of regulatory activity on its operations and believe we currently have all necessary pharmacy licenses, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of the business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

If we or our client institutions fail to comply with Medicaid and Medicare reimbursement regulations, our health services revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

     As of December 31, 2003, approximately 25% of our health services’ pharmacy billings were directly reimbursed by government sponsored programs. Government sponsored programs include Medicaid and, to a lesser extent, Medicare. Our remaining billings are currently paid or reimbursed by individual residents, long-term care facilities and other third-party payors, including private insurers. A portion of these revenues are indirectly dependent on government programs. We anticipate that as the institutional pharmacy portion of our Health Services segment grows, direct reimbursement from government sponsored programs will become a material portion of our pharmacy billings.

     The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

We are subject to additional risks relating to our acquisition strategy.

     One component of our growth strategy contemplates our making selected acquisitions that will help grow the Health Services segment. Acquisitions involve inherent uncertainties. These uncertainties include the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among others:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

     Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

     We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to its standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

     We cannot be sure of the successful integration of any acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

STANDARD MANAGEMENT CORPORATION

     Standard Management is a holding company that currently conducts its business through two distinct segments: financial services and health services. The financial services segment is primarily involved in the asset accumulation business targeting the retirement-age market. Principally through its wholly owned life insurance subsidiary, Standard Life, we develop, market and administer annuity and life insurance products. Historically, substantially all of our business has been conducted in the financial services segment through Standard Life and our other insurance company subsidiaries.

     In 2002, we entered the health services segment. The health services segment is operated through our subsidiary, U.S. Health Services Corporation. U. S. Health Services distributes pharmaceutical products and services to institutions, point of care programs, contract repackaging services and consumers.

     We were incorporated in 1989. We are headquartered in Indianapolis, Indiana.

     For further information about Standard Management, see “Where You Can Find More Information” on page 3.

SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by the shareholders who are offering common stock under this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. The numbers in the table include fractional share interests which have been rounded to the nearest whole share. None of the selling shareholders owns in excess of 1% of the issued and outstanding shares of our common stock. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Shares
	Beneficially		Shares
	Owned Before		Beneficially
	the		Owned After
Name of Selling Shareholder	Offering(1)	Shares Offered	the Offering(2)
On conversion of 7% Convertible Notes due 2009
Sam and Sheila Schmidt	14,285	14,285	0
Indianapolis Public Transportation Corp. Pension Plan	35,714	35,714	0
Jonathan E. Kroehler	14,285	14,285	0
Mark E. and Cheryl S. Lanza	7,142	7,142	0
Laborers International Union of North America, State of Indiana District Council DC57 Plan DEP	35,714	35,714	0
Alan V. Young	35,714	35,714	0
William A. Young	35,714	35,714	0
Robert E. Crider	14,285	14,285	0
Robert G. Shellman and S. Chace Lottich	14,285	14,285	0
Larry Williams	14,285	14,285	0
Tony and Linda Saran, Trustees	14,285	14,285	0
H. Wayne and Mary Huffmeier	14,285	14,285	0
Petro Family Limited Partnership	14,285	14,285	0
Marvin Schmidt & Judean A. Schmidt Revocable Trust	14,285	14,285	0
Frank E. and Margaret I. Meek	7,142	7,142	0
Joan Marie Dodd Revocable Trust	7,142	7,142	0
Donald D. Dodd Revocable Trust	14,285	14,285	0
Petro Group LLC	7,142	7,142	0
Randall G. and Diane L. Strait	14,285	14,285	0
James W. Aikman	35,714	35,714	0
H.C. Bock, MD PC 401(k) Plan	14,285	14,285	0
Edgar L. Cloverdale	14,285	14,285	0
Donna and Kenneth Franklin, JTWROS	14,285	14,285	0
Charles W. Link Jr. IRA	14,285	14,285	0
Wright Transport Inc. Defined Pension Plan	14,285	14,285	0
Larry D. Nelson Trust	7,142	7,142	0
Karen E. Evans	28,571	28,571	0
Issued in connection with acquisition of assets of RoyalMed, LLC
Christine C. Vetters	25,000	25,000	0
Kayleah K. Maddock	25,000	25,000	0
Total	521,428	521,428	0

(1)	Assumes that all of the shares are converted at a price of $7.00 per share.

(2)	Assuming all offered shares are sold.

     We are registering the shares for sale by the selling shareholders in accordance with registration rights granted to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling shareholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling shareholders, underwriters who may be selected by the selling shareholders and their affiliated parties, against specific liabilities, including liabilities under the Securities Act, in connection with the offering. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specific liabilities, including liabilities under the Securities Act of 1933, as amended. The selling shareholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against specific liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS

     The shares of our common stock offered under this prospectus will be sold by the selling shareholders named herein. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, without par value per share, and 1,000,000 shares of preferred stock, without par value per share.

     The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws and the applicable provisions of the Indiana Business Corporation Law.

Common Stock

     As of June 1, 2004, there were 7,931,113 shares of common stock outstanding. Holders of our common stock are entitled to receive, as, when and if declared by our Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to preferred stock that is outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.

     There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

     Our Board of Directors, without further action by the shareholders, is authorized to issue an aggregate of 1,000,000 shares of preferred stock in one or more series. Currently, there are no shares of preferred stock outstanding. Our Board also may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences of such stock. Holders of preferred stock may not have any voting rights except as specifically provided in the Indiana Business Corporation Law. Nevertheless, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the shareholders.

Indemnification

     Our articles of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Indiana law. The indemnification permitted under Indiana law is not exclusive of any other rights to which such persons may be entitled. We have also entered into separate indemnification agreements with some of our directors that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors, to the maximum extent permitted under Indiana law.

     In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws and Provisions of Indiana Law

     A number of provisions in our articles of incorporation, bylaws and Indiana law may make it more difficult to acquire control of us. These provisions could deprive our shareholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•	discourage certain types of transactions which may involve an actual or threatened change of control of us;

•	discourage certain tactics that may be used in proxy fights; and

•	encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

     Staggered Board. Our articles of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our articles of incorporation and bylaws also provide that the board of directors is divided into three classes. The members of each class of directors serve for staggered three-year terms. The classification of the board has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors or by the sole remaining director. This provision could prevent a shareholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

     Preferred Stock. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for shareholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change of control of us.

     Authorized but Unissued Shares of Common Stock. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Antitakeover Provisions of Indiana Law. Indiana Code Section 23-1-42 (the “Control Share Act”) provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations’ shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding “interested shares.” Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation’s shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted. If the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters’ rights and to demand the value of their shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

     We have not opted-out of the provisions of the Control Share Act in our bylaws. Indiana Code Section 23-1-43 (the “Business Combination Act”) prohibits a person who acquires beneficial ownership of 10% or more of certain corporations’ shares (an “interested shareholder”), or any affiliate or associate of an interested shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an interested shareholder, unless the transaction in which the person became an interested shareholder was approved in advance by the corporation’s Board of Directors. Following the five-year period, a merger or other business combination may be effected with an interested shareholder only if (a) the business combination is approved by the corporation’s shareholders, excluding the interested shareholder and any of its affiliates or associates, or (b) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the interested shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term “business combination” to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an interested shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

     Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended may apply to their sales in the market.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

     Certain legal matters in connection with the offering are being passed upon for us by Stephen M. Coons, our Executive Vice President and General Counsel.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by Standard Management. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Standard Management since the date hereof.

STANDARD MANAGEMENT
CORPORATION

521,428 SHARES

COMMON STOCK

P R O S P E C T U S

____________, 2004

10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     Set forth below are estimates of the fees and expenses payable by Standard Management in connection with the offer and sale of the common stock being registered:

SEC Registration Fee	$234.20
Legal Fees and Expenses	5,000.00
Accounting Fees and Expenses	7,500.00
Printing, Materials, and Postage	2,000.00
Miscellaneous Expenses	2,000.00

Total	$14,234.20

Item 15. Indemnification of Directors and Officers

     The Indiana Business Corporation Law permits an Indiana corporation to indemnify its directors and officers from liability for their conduct if such conduct was made in good faith with the reasonable belief that such conduct was in the corporation’s best interest. If the individual was not acting in his or her official capacity with the corporation, then indemnification is permitted for good faith conduct made with the reasonable belief that such conduct was at least not opposed to the best interest of the corporation. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer, who is wholly successful in the defense of any proceeding to which the director or officer is a party by virtue of being a director or officer of the corporation, against reasonable expenses incurred in connection with the proceeding. Indemnification can be made in advance of the final disposition of a proceeding if certain procedural requirements are met. An Indiana corporation is permitted to purchase and maintain insurance on behalf of directors and officers against liability asserted against them in that capacity or arising from an individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Indiana Business Corporation Law. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation or bylaws.

     The articles of incorporation of Standard Management provide for the indemnification of directors and officers against reasonable expenses actually incurred, except in relation to any action in which it is finally adjudged that the director or officer is liable for willful misconduct or recklessness in the performance of corporate duties. In addition, indemnification is permitted for amounts paid by directors or officers upon judgment and the reasonable costs of settlement of any such action, if a majority of a disinterested committee of our board determines that such payment or settlement is in our interest and that the director or officer to be reimbursed did not engage in any act constituting willful misconduct or recklessness in the performance of corporate duties.

     Our bylaws provide for indemnification of directors and officers to the fullest extent available under then applicable law.

     We have entered into separate indemnification agreements with some of our directors that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors, to the maximum extent permitted under the Indiana Business Corporation Law. Standard Life has entered into separate indemnification agreements with each of its directors and each of the directors of Standard Management, which agreements require Standard Life, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Indiana law.

Item 16. Exhibits.

     The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-20882)).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Registration Statement on Form S-1 (Registration No. 33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Quarterly Report on Form 10-Q (File No. 0-20882) for the quarter ended September 30, 1994).

5.1	Legal Opinion of Stephen M. Coons

23.1	Consent of Registered Public Accounting Firm — Ernst & Young LLP

23.2	Consent of Independent Auditors — KPMG Audit

23.3	Consent of Stephen M. Coons (contained in his opinion at Exhibit 5.1)

Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 30th day of June, 2004.

STANDARD MANAGEMENT CORPORATION

By:	/s/ Ronald D. Hunter

Ronald D. Hunter, Chairman of the Board, Chief Executive Officer and Director

By:	/s/ Paul B. (“Pete”) Pheffer

Paul B. (“Pete”) Pheffer
President and Chief Financial Officer
(principal financial officer)

By:	/s/ Gerald R. Hochgesang

Gerald R. Hochgesang
Senior Vice President – Finance and Treasurer
(principal accounting officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of Standard Management Corporation (the “Corporation”) and the several undersigned officers and directors thereof whose signatures appear below, hereby makes, constitutes and appoints Ronald D. Hunter and Stephen M. Coons, and each of them, its, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it, him or her and in its, his or her name, place and stead, in any and all capacities, to sign this registration statement of the Corporation to be filed with the Securities and Exchange Commission (the “Commission”), together with any and all amendments (including post-effective amendments) to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald D. Hunter	Chairman of the Board, Chief Executive Officer, and Director	June 30, 2004
Ronald D. Hunter

/s/ Paul B. (“Pete”) Pheffer
	Director	June 30, 2004
Paul B. (“Pete”) Pheffer

/s/ Stephen M. Coons
	Director	June 30, 2004
Stephen M. Coons

/s/ Martial R. Knieser
	Director	June 30, 2004
Martial R. Knieser

/s/ Robert A. Borns
	Director	June 30, 2004
Robert A. Borns

/s/ James H. Steane II
	Director	June 30, 2004
James H. Steane II

/s/ Robert J. Salyers
	Director	June 30, 2004
Robert J. Salyers

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-20882)).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Registration Statement on Form S-1 (Registration No. 33-53370) as filed with the Commission on January 27, 1993 and to Exhibit 3 of Quarterly Report on Form 10-Q (File No. 0-20882) for the quarter ended September 30, 1994).

5.1	Legal Opinion of Stephen M. Coons

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG Audit

23.3	Consent of Stephen M. Coons (contained in his opinion at Exhibit 5.1)